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                                                                   Exhibit 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our reports dated March 13, 2001, except for Note 18, as to which the date is April 2, 2001, relating to the financial statements and financial statement schedules of the Prudential Insurance Company of America, which appear in Prudential Financial, Inc.'s Registration Statement on Form S-1 (Nos. 333-70888, 333-70888-01). We also consent to the use in this Registration Statement on Form S-1 of our report dated November 12, 2001 relating to the statement of financial position of Prudential Financial, Inc., which appears in the Registration Statement on Form S-1 (Nos. 333-70888, 333-70888-01). We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
December 13, 2001